Exhibit 10.1

February 17, 2022

Dear Hamid,

EchoStar Corporation is pleased to offer you the position of CEO and President in Germantown, MD, starting on or before March 31, 2022. In this role, you will report to me and will receive a bi-weekly salary of $38,461.53, which is equivalent to 1 million dollars annually. Additional compensation will be provided as follows:

•A separate performance-based cash award for 1 million dollars annually where the specific amount and timing for the payout of such award (if any) depends upon the achievement by EchoStar of certain specified long-term business objectives. This performance-based cash award is subject to your acceptance of the terms and conditions of a performance-based cash award agreement and the approval of the EchoStar Compensation Committee. For the 2022 calendar year, you will be guaranteed to receive a performance-based cash award of $750,000, subject to your commencing employment on or before March 31, 2022 and your continued employment through December 31, 2022.

•A grant of an option to purchase 700,000 shares of EchoStar Class A common stock (the “Sign-On Options”). The Sign-On Options will have a 10-year term and will vest over a 3-year period in substantially equal annual installments on the first 3 anniversaries of the date of grant. The exercise price per share applicable to the Sign-On Options will be the fair market value (which will be the closing price as reported on the NASDAQ Stock Market) of EchoStar’s Class A common stock on the date of grant (or, if the date of grant is not a trading day, the last trading day prior to the date of grant).

•A grant of 300,000 Restricted Stock Units (the “Sign-On RSUs”). The Sign-On RSUs will vest over a 3-year period in equal annual installments on the first 3 anniversaries of the date of grant.

•So long as you commence employment on or before March 31, 2022, it is expected that your Sign-On Options and Sign-On RSUs will be granted on the next regular grant date following your start date, subject to approval by the EchoStar board of directors. EchoStar’s regular grant dates are generally the first day of each calendar quarter. Both the Sign-On Options and the Sign-On RSUs are subject to your acceptance of the terms and conditions of a stock option agreement and a restricted stock unit agreement, respectively, each of which are to be approved by the Chairman. Such stock option and restricted stock unit agreements will contain standard EchoStar restrictive covenant provisions, including non-compete and non-solicit covenants.

•If your employment is terminated by EchoStar without cause or due to your constructive termination (which will be triggered by either a change in your title to one that is subordinate to CEO, or a material reduction in your responsibilities, in each case, without your prior consent) (either such termination, a “Qualifying Termination”), (i) the one-third tranche of your Sign-On Options and the one-third tranche of your Sign-On RSUs that are scheduled to vest on the next scheduled annual vesting date (if any) will vest in full upon your termination of employment (the “Next Vesting Tranche”), and (ii) if the Qualifying Termination occurs prior to the 2nd anniversary of grant, an additional portion of the Sign-On Options and the Sign-On RSUs will vest, reflecting vesting “credit” for any completed 6-month period that has elapsed during the then-current 12-month vesting period (the “Additional Semi-Annual Tranches,” and together with the Next Vesting Tranche, the “Additional Vesting Tranches”), such that, upon a Qualifying Termination, your Sign-On Options and Sign-On RSUs shall vest as follows:

Qualifying Termination Date (assuming an April 1, 2022 grant date)	Additional Vesting Tranches – Sign-On Options	Additional Vesting Tranches – Sign-On RSUs
April 2, 2022 – September 30, 2022	233,333	100,000
October 1, 2022 – March 31, 2023	349,999	150,000
April 1, 2023 – September 30, 2023	233,333	100,000
October 1, 2023 – March 31, 2024	349,999	150,000
April 1, 2024 – March 31, 2025	233,334	100,000

For the sake of clarity, if you experience a Qualifying Termination on April 1, 2023 or April 1, 2024, the applicable Additional Vesting Tranches set forth above will vest in addition to the one-third portion of your Sign-On Option and Sign-On RSU that is scheduled to vest on such date.

Your entitlement to vest in the Additional Vesting Tranches upon a Qualifying Termination as described in this paragraph is contingent upon your executing and not revoking a release of claims in connection with your Qualifying Termination.

•Upon the first to occur of (i) EchoStar’s shares no longer being publicly traded on the NASDAQ Stock Market or any other established securities market, and (ii) the consummation of a transaction or a series of related transactions, the result of which is that DISH Network Corporation beneficially owns more than 50% of the total voting power of EchoStar’s voting stock, the Additional Vesting Tranches will vest in full, subject to your continued employment as of such date.

•If, at any point during your employment, there is a change in control of EchoStar such that neither I nor the persons and trusts related to me have the authority to elect the majority of the members of EchoStar’s board of directors, any then-unvested tranches of the Sign-On Options and the Sign-On RSUs contemplated by this letter will immediately vest in full.

•You will also be eligible to participate in EchoStar employee plans (e.g., 401(k), medical, dental and other insurance plans) consistent with EchoStar’s policies.

[Signatures follow]

I look forward to having you join the EchoStar team!

Please sign below indicating your acceptance of the terms set forth in this letter and return to me at your earliest convenience.

Sincerely,

/s/ Charlie Ergen
Charlie Ergen
Chairman

                                Acknowledged and accepted:

                                /s/ Hamid Akhavan
                                Hamid Akhavan
                                Date: February 17, 2022